Exhibit 10.4

SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION

This Summary Sheet contains (i) the 2022 annual base salary rate and target percentage under the Key Officers Incentive Plan (“KOIP”) for J. Mitchell Dolloff adopted on November 9, 2021; (ii) the 2022 annual base salary rates and target percentages under the KOIP for the named executive officers other than Mr. Dolloff adopted on February 21, 2022; (iii) the 2023 annual base salary rates and target percentages under the KOIP for our named executive officers adopted on February 22, 2023; and (iv) the annual base salary rate and target percentage under the KOIP for Benjamin M. Burns in connection with his appointment as Chief Financial Officer effective June 21, 2023.

Named Executive Officers[1]	2022 Annual Base Salary Rate	2023 Annual Base Salary Rate
J. Mitchell Dolloff, President & CEO	$1,120,000	$1,120,000
Benjamin M. Burns, EVP & CFO [2]	$300,000	$500,000	[2]
Jeffrey L. Tate, Former EVP & CFO[3]	$618,000	$627,000
J. Tyson Hagale, EVP, President – Bedding Products	$525,000	$560,000
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	$552,000	$560,000

1	Karl G. Glassman retired as Executive Chairman on May 4, 2023. His annual base salary rate for 2022 and through his retirement date in 2023 was $750,000.
2

Mr. Burns served the Company as SVP, Business Support Services in 2022, and then EVP, Business Support Services from February 2023 until his appointment as EVP and Chief Financial Officer on June 21, 2023. His annual base salary for 2023 was $350,000 until his appointment as Chief Financial Officer, at which time his annual base salary was increased to $500,000.

3

Mr. Tate was terminated without cause as EVP and Chief Financial Officer on June 21, 2023. The Company and Mr. Tate entered into a Mutual Separation Agreement, dated June 21, 2023, which provides for certain cash separation payments to Mr. Tate. The Mutual Separation Agreement is filed June 22, 2023, as Exhibit 10.5 to the Company’s Form 8-K.

The named executive officers were eligible to receive an annual cash incentive for 2022 and will be eligible to receive an annual cash incentive for 2023 under the KOIP (filed June 22, 2023, as Exhibit 10.6 to the Company’s Form 8-K) in accordance with the KOIP Award Formula adopted for each respective year. The 2022 KOIP Award Formula is attached as Exhibit 10.2 to the Company’s Form 8-K filed February 24, 2022. The 2023 KOIP Award Formula is attached as Exhibit 10.1 to the Company’s Form 8-K filed March 10, 2023. The cash award for 2022 was calculated, and for 2023 will be calculated, by multiplying the executive’s annual base salary at the end of the KOIP plan year by a percentage set by the Human Resources and Compensation Committee (the “Target Percentage”), then applying the award formula adopted by the Committee for the respective year. The Award Formula in 2022 established two performance criteria: (i) Return on Capital Employed (60% Relative Weight) and (ii) Cash Flow, or Free Cash Flow for Mr. Hagale and Mr. Henderson (40% Relative Weight). The Award Formula for 2023 has two performance criteria: (i) Earnings Before Interest, Taxes, Depreciation and Amortization (65% Relative Weight) and Cash Flow, or Free Cash Flow for Mr. Hagale and Mr. Henderson (35% Relative Weight).

The Target Percentages for 2022 and 2023 for our named executive officers are shown in the following table.

Named Executive Officers[1]	2022 KOIP Target Percentage	2023 KOIP Target Percentage
J. Mitchell Dolloff, President & CEO	125%	125%
Benjamin M. Burns, EVP & CFO[2]	45%	80%[2]
Jeffrey L. Tate, Former EVP & CFO[3]	80%	80%
J. Tyson Hagale, EVP, President – Bedding Products	80%	80%
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	80%	80%

1

Karl G. Glassman retired as Executive Chairman on May 4, 2023. His target percentage for 2022 was, and for 2023 is, 100%. Mr. Glassman will be eligible to receive an incentive payment under the KOIP for 2023 prorated through his retirement date.

2

Mr. Burns served the Company as SVP, Business Support Services in 2022, and then EVP, Business Support Services from February 2023 until his appointment as Executive Vice President and Chief Financial Officer, effective June 21, 2023. Mr. Burns’ 2023 KOIP Target Percentage was 50% for 2023 until his appointment as Chief Financial Officer, at which time it was increased to 80%. His Target Percentage will be prorated for the number of days remaining in the 2023 calendar year performance period following the effective date of his appointment as Chief Financial Officer.

3

Mr. Tate was terminated without cause as Executive Vice President and Chief Financial Officer effective June 21, 2023. Under the Mutual Separation Agreement, referenced above, Mr. Tate will be eligible to receive one-half of his calculated 2023 KOIP incentive award that he would have received had he remained employed through December 31, 2023.

The Company changed its vehicle policy resulting in the loss of use of a Company vehicle by each of the named executive officers. As part of this change, the Company approved cash payments of $800 per month for a 12-month period in lieu of use of the vehicles (beginning in the month the executive returned the vehicle to the Company, which was no later than September 30, 2022).